SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
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                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                                (Final Amendment)


                           Haynes International, Inc.
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                                (Name of Issuer)


                         Common Stock, $0.001 par value
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                         (Title of Class of Securities)


                                    420877201
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                                 (CUSIP Number)


                                  Joel Piassick
                          One Riverchase Parkway South
                            Birmingham, Alabama 35244
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                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

                                 FINAL AMENDMENT

This Final Amendment amends the Schedule 13D, as amended (the "Schedule 13D"), filed with respect to the common stock, par value $.001 per share, of Haynes International, Inc. (the "Common Stock") by Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Offshore Manager, L.L.C., HMC Investors, L.L.C., Harbert Management Corporation, Philip Falcone, Raymond J. Harbert and Michael D. Luce (collectively, the "Reporting Persons").

Although the Common Stock is not registered under Section 12 of the Securities Exchange Act of 1934, the Reporting Persons have previously filed the Schedule 13D with respect to their holdings of Common Stock on a voluntary basis. The Reporting Persons have determined to discontinue such filing, and do not intend to further amend the Schedule 13D.

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Harbinger Capital Partners Master Fund I, Ltd.
By: Harbinger Capital Partners Offshore Manager, L.L.C.
By: HMC Investors, L.L.C., Managing Member

By: /s/ Joel B. Piassick
------------------------

Harbinger Capital Partners Offshore Manager, L.L.C.*
By: HMC Investors, L.L.C., Managing Member

By: /s/ Joel B. Piassick
------------------------

HMC Investors, L.L.C.*

By: /s/ Joel B. Piassick
------------------------

Harbert Management Corporation*

By: /s/ Joel B. Piassick
------------------------

/s/ Philip Falcone*
-------------------
Philip Falcone

/s/ Raymond J. Harbert*
-----------------------
Raymond J. Harbert

/s/ Michael D. Luce*
--------------------
Michael D. Luce

December 5, 2006


Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                                       Exhibit A

                                    AGREEMENT

The undersigned agree that this Schedule 13D dated December 5, 2006 relating to the Common Stock, $0.001 par value of Haynes International, Inc. shall be filed on behalf of the undersigned.


Harbinger Capital Partners Master Fund I, Ltd.
By: Harbinger Capital Partners Offshore Manager, L.L.C.
By: HMC Investors, L.L.C., Managing Member

By: /s/ Joel B. Piassick
------------------------

Harbinger Capital Partners Offshore Manager, L.L.C.*
By: HMC Investors, L.L.C., Managing Member

By: /s/ Joel B. Piassick
------------------------

HMC Investors, L.L.C.*

By: /s/ Joel B. Piassick
------------------------

Harbert Management Corporation*

By: /s/ Joel B. Piassick
------------------------

/s/ Philip Falcone*
-------------------
Philip Falcone

/s/ Raymond J. Harbert*
-----------------------
Raymond J. Harbert

/s/ Michael D. Luce*
--------------------
Michael D. Luce

*The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.




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